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                                                              Exhibit 10(h)(ii)



                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "AGREEMENT") is entered into as of May 18, 1999, by and between Oracle Corporation, a Delaware corporation ("BUYER") and Thinking Machines Corporation, a Delaware corporation ("SELLER").

                                    RECITALS

                  Seller is engaged in the business of developing, marketing, licensing, supporting and providing related services for Darwin (as defined in Section 1.1 below) (collectively, the "Business"). Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets of the Business on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT

         In consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer and Seller agree as follows:

1.       DEFINITIONS.

         1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "DARWIN" means the computer software product described in
SCHEDULE 1.1(A), including any and all source and object codes, binaries, supplements, modifications, updates, corrections and enhancements to past and present versions of such product, shipping versions of such product and versions of such product under development, in each case as existing as of the Closing Date; and any and all English and foreign language versions of past and present versions of such products, shipping versions of such products and versions of such product under development, in each case as existing as of the Closing Date.

                  (b) "AFFILIATE" means, with respect to any Person, a Person directly or indirectly controlling or controlled by or under common control with such Person.

                  (c) "APPLICABLE LAW" as defined in Section 4.16(b).

                  (d) "ASSIGNMENT AND ASSUMPTION AGREEMENT" as defined in
Section 3.2(a).

                  (e) "ASSUMED LIABILITIES" as defined in Section 2.2.

                  (f) "CLOSING" means the consummation of the transactions contemplated hereby.

                  (g) "CLOSING DATE" means the date of the Closing.





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                  (h) "CODE" means the Internal Revenue Code of 1986, as
amended.

                  (i) "CONFIDENTIALITY AGREEMENT" as defined in Section
4.13(a).

                  (j) "COPYRIGHTS" means the copyrights, copyright applications, pending applications, registrations, supplemental registrations and recordings and all rights thereon.

                  (k) "CUSTOMER LISTS" means all customer lists maintained by Seller relating to Darwin or the service and support of Darwin.

                  (l) "CUSTOMER SUPPORT MATERIALS" means any and all customer support materials, including, without limitation, support training materials, support bulletins (including, without limitation, copies of any and all information on electronic bulletin boards), and any and all data contained in Seller's customer support organization computer system relating to Darwin.

                  (m) "DAMAGES" as defined in Section 10.2.

                  (n) "DOCUMENTATION" as defined in Section 2.1(i).

                  (o) "EARN-OUT PAYMENTS" as defined in Section 2.4.

                  (p) "EARN-OUT PERIOD" as defined in Schedule 2.4.

                  (q) "EMBEDDED PRODUCTS" as defined in Section 4.8(a)(iii).

                  (r) "EMPLOYEES" as defined in Section 7.1(a).

                  (s) "END-USER LICENSES" as defined in Section 4.8(a)(ii).

                  (t) "ENGINEERING INFORMATION" means any and all design and code documentation, methodologies, processes, trade secrets, design information, product information, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, technology, know-how, techniques, engineering work papers, works-in-progress, works of authorship and programmer's notes.

                  (u) "ERISA" as defined in Section 2.3(f).

                  (v) "ESCROW AGENT" as defined in Section 2.4.

                  (w) "ESCROW CONSIDERATION" as defined in Section 2.4.

                  (x) "ESCROW TERMINATION DATE" as defined in Section 10.1.

                  (y) "FACILITIES" as defined in Section 4.16(a).

                  (z) "GAAP" means generally accepted accounting principles of the United States as set forth by the Financial Accounting Standards Board.






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                  (aa) "GOVERNMENTAL AUTHORIZATIONS" means the permits,
authorizations, consents or approvals of any Governmental Entity which are a condition to the lawful consummation of the transactions contemplated hereby listed on SCHEDULE 1.1(K) to this Agreement.

                  (bb) "GOVERNMENTAL ENTITY" means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

                  (cc) "HAZARDOUS" as defined in Section 4.16(b).

                  (dd) "HAZARDOUS SUBSTANCE" as defined in Section 4.16(b).

                  (ee) "INDEMNIFIED PERSON" as defined in Section 10.2.

                  (ff) "INDEMNIFIED PERSONS" as defined in Section 10.2.

                  (gg) "INITIAL PAYMENT" as defined in Section 2.4.

                  (hh) "INTELLECTUAL PROPERTY RIGHTS" means Patent rights (including without limitation claims against third Persons for infringement whether or not heretofore asserted) Copyrights, trade secret rights, Trademark rights, design rights, rights of priority, rights in Engineering Information, Moral Rights and any other similar tangible or intangible proprietary rights existing under judicial or statutory law of any country in the world, or under any treaty.

                  (ii) "INVENTORIES" as defined in Section 2.1(b).

                  (jj) "LIEN" means any mortgage, pledge, lien, security interest, option, license, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind.

                  (kk) "MARKETING OR USER MATERIALS" means any and all customer and marketing materials relating to Darwin, including, without limitation, product documentation, sale and marketing collateral, white papers, product data sheets known as "Software Product Descriptions," performance benchmark reports, customer training materials, sales training materials and sales presentation materials.

                  (ll) "MATERIAL ADVERSE EFFECT" with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations of such Person and its Affiliates, taken as a whole.

                  (mm) "MORAL RIGHTS" means any rights to claim authorship of any inventions, improvements, works of authorship and other innovations of any kind, computer software (whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protections) ("INNOVATION"), to object to or prevent any modification of any Innovation, to withdraw from





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circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a "moral right".

                  (nn) "NET FEES" as defined in Schedule 2.4.

                  (oo) "NONSTANDARD SUPPORT AGREEMENTS" as defined in Section 4.8(l).

                  (pp) "NON-TRANSFERRED EMPLOYEE" as defined in Section 7.3.

                  (qq) "OFFICER'S CERTIFICATE" as defined in Section 10.3.

                  (rr) "PATENTS" means all patents, patent applications, divisional applications, continuing applications, or reissue patents related thereto, and any and all foreign patents and patent applications corresponding thereto or relying thereon for its filing or convention date.

                  (ss) "PERMITS" as defined in Section 2.1(j).

                  (tt) "PERSON" means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

                  (uu) "PURCHASED ASSETS" as defined in Section 2.1.

                  (vv) "REQUIRED CONSENT" as defined in Section 4.6(a).

                  (ww) "RESTRICTED BUSINESS" as defined in Section 6.14(a)(i).

                  (xx) "RETAINED FED RIGHTS" as defined in Section 4.8(f).

                  (yy) "SELLER INTELLECTUAL PROPERTY" as defined in Section 4.8(a).

                  (zz) "SELLER'S KNOWLEDGE" OR "SELLER'S BEST KNOWLEDGE" means the actual knowledge of Robert L. Doretti and Robert J. LaBossiere, as well as the knowledge such officers would have had after due inquiry of those employees of Seller with principal responsibility for the specific matter as to which Seller is making the representation and warranty and appropriate internal follow-up on the responses received from such employees as is reasonable in light of the facts and circumstances, regardless of whether such "due inquiry" was made.

                  (aaa) "STANDARD SUPPORT AGREEMENTS" as defined in Section 4.8(l).

                  (bbb) "SUPPORT AGREEMENTS" as defined in Section 4.8(l).

                  (ccc) "TARGET NET FEES" as defined in Schedule 2.4.

                  (ddd) "TAXES" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or





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foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Business or the Purchased Assets or which could become a charge against or lien on any of the Purchased Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.

                  (eee) "TERRITORY" as defined in Section 6.14(a).

                  (fff) "TESTING MATERIALS" means any and all Engineering Information relating to testing and correcting defects in Darwin (including, without limitation, regression tests, test beds, test plans, software defect database and historical defect data) and other documents and materials, which are necessary or used to maintain, enhance and correct errors in Darwin and to provide customer technical support.

                  (ggg) "THIRD PERSON INTELLECTUAL PROPERTY" as defined in
Section 4.8(a)(iii).

                  (hhh) "TOXIC" as defined in Section 4.16(b).

                  (iii) "TRADEMARKS" means the common law trademarks, trademark applications, trademark registrations, trade names, service marks, trade styles, trade dress and such unregistered rights as may exist through use and foreign counterparts thereof.

                  (jjj) "TRANSFERRED AGREEMENTS" as defined in Section 2.1(c).

                  (kkk) "TRANSFERRED EMPLOYEE" as defined in Section 7.1(a).

2.       SALE AND PURCHASE

         2.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, Seller shall sell, assign, grant, transfer, and deliver to Buyer, or to any Affiliate of Buyer designated by Buyer, and Buyer shall purchase and accept from Seller as of the Closing Date, free and clear of all Liens, the following tangible and intangible assets, wherever located, as the same shall exist on the Closing Date (the "PURCHASED ASSETS"):

                  (a) all tangible personal property and leases of and other interests in tangible personal property used in connection with the Business, including, without limitation, the items listed on SCHEDULE 2.1(A)(I), except for those items listed on the Excluded Assets List as set forth on SCHEDULE 2.1(A)(II);

                  (b) all raw materials, work-in-process, finished goods, supplies and other inventories of the Business (the "INVENTORIES");





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                  (c) all rights under contracts, agreements, leases and other interests in real and personal property, licenses, commitments, sales and purchase orders and other instruments listed on SCHEDULE 2.1(C) (collectively, the "TRANSFERRED AGREEMENTS");

                  (d) that portion of cash and accounts receivable for which a customer has paid or pays Seller relating to support, maintenance or service obligations under the Transferred Agreements with respect to a service term which includes any period after the Closing Date, as set forth on SCHEDULE 2.1(D). Such proportionate amount shall be determined by allocating the portion of the service term through the Closing Date and the remainder of such service term, based on the number of days included in each.

                  (e) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under warranties;

                  (f) Darwin;

                  (g) all Intellectual Property Rights that are related to, used in, or derived from Darwin, including without limitation all:

                           (i) Copyrights in and to the Purchased Assets,
including, without limitation, the items set forth on SCHEDULE 2.1(G)(I);

                           (ii) Trademarks, including without limitation the
trademarks Darwin and Thinking Machines, as well as the domain names ThinkingMachines.com and Think.com, and all goodwill associated therewith;

                           (iii) Patents, including without limitation, those
identified and set forth on SCHEDULE 2.1(G)(III);

                           (iv) Engineering Information; and

                           (v) Moral Rights;

                  (h) all documentation, whether in hard copy or electronic format, that is used in, derived from or relates to Darwin (the "DOCUMENTATION"), including, without limitation, Testing Materials, Marketing or User Materials, Customer Support Materials, Customer Lists, list of former or prospective suppliers and all personnel records of Transferred Employees;

                  (i) all permits, authorizations, consents and approvals of any Governmental Entity affecting or relating in any way to the Business, including without limitation, the items listed on SCHEDULE 2.1(I), but specifically excluding, the qualification of Seller to do business in any state (the "PERMITS");






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                  (j) all computer software programs, data and associated
licenses used in connection with the Business; and

                  (k) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

         2.2 TRANSFER OF LIABILITIES. Subject to the terms and conditions of this Agreement, Buyer or an Affiliate of Buyer designated by Buyer agrees, effective as of the Closing Date, to assume the following liabilities (the "ASSUMED LIABILITIES"):

                  (a) The liabilities and obligations of Seller relating to the time period after the Closing Date arising under the Transferred Agreements, including but not limited to product support and maintenance obligations under such Transferred Agreements, other than the liabilities attributable to any failure by Seller to comply with the terms thereof;

         2.3 EXCLUDED LIABILITIES. Except for those liabilities expressly assumed by Buyer, Buyer shall not assume and shall not be liable for, and Seller and its Affiliates shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller and its Affiliates, whether known or unknown, accrued or not accrued, fixed or contingent, including without limitation, the following:

                  (a) Any product warranty claims (i) by a distributor or reseller relating to any Purchased Assets shipped by Seller or any of its Affiliates to such distributor or reseller on or prior to the Closing Date or
(ii) by an end-user relating to any Purchased Assets shipped by Seller or any of its Affiliates to such end-user on or prior to the Closing Date;

                  (b) Any liability for breaches by Seller or any of its Affiliates on or prior to the Closing Date of any contract or any other instrument, agreement, contract or purchase order or any liability for payments or amounts due under any Transferred Agreement or any other instrument, agreement, contract or purchase order on or prior to the Closing Date;

                  (c) Any liability or obligation for Taxes attributable to or imposed upon Seller or any of its Affiliates, or attributable to or imposed upon the Purchased Assets, for any period (or portion thereof) through the Closing Date, including, without limitation, any Taxes attributable to or arising from the transactions contemplated by this Agreement;

                  (d) Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any of its Affiliates, including any such liabilities owed to Affiliates of Seller;

                  (e) Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Seller or any of its Affiliates, including, without limitation, any liability for infringement of intellectual property rights, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;





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                  (f) Any liability or obligation arising on or prior to the
Closing Date out of any "employee benefit plan," as such term is defined by the Employee Retirement Income Security Act of 1974 ("ERISA") or other employee benefit plans;

                  (g) Any liability or obligation for making payments of any kind (including as a result of the sale of Purchased Assets or as a result of the termination of employment by Seller of employees, or other claims arising out of the terms and conditions of employment with Seller, or for vacation or severance pay or otherwise) to employees of Seller or in respect of payroll taxes for employees of Seller;

                  (h) Any liability of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby;

                  (i) Any liability of Seller arising out of the violation of or failure to comply with any environmental regulations applicable to any aspect of the Business; and

                  (j) Any costs or expenses of Seller incurred in connection with shutting down, deinstalling and removing equipment not purchased by Buyer, and the costs associated with all contracts and agreements not assumed by Buyer.

         2.4 PURCHASE PRICE. Subject to the performance by Seller of all of its obligations under this Agreement (including, without limitation, delivering all documents required to be delivered) at the Closing, in consideration of the acquisition of the Purchased Assets under Section 2.1, Buyer agrees (i) to pay Seller four million, three hundred thousand dollars ($4,300,000) (the "INITIAL PAYMENT"), (ii) to deliver to the Escrow Agent (the "ESCROW AGENT") four hundred thousand dollars ($400,000) (the "ESCROW CONSIDERATION") as set forth in Section 2.5 below, and (iii) to pay Seller the earn-out payments to the extent and as set forth in SCHEDULE 2.4 (the "EARN-OUT PAYMENTS"), subject to
Section 2.5 and Section 10.6. The Initial Payment shall be paid in cash by wire transfer at the Closing.

         2.5 HOLDBACK. Notwithstanding any investigation of the Business of Seller made by or on behalf of the Buyer, at the Closing the Escrow Consideration shall be delivered by Buyer directly to the Escrow Agent for deposit in accordance with the terms of the Escrow Agreement in substantially the form attached hereto as EXHIBIT A.

         2.6 RECORDS; INSPECTION. Buyer shall keep books of account and records that are accurate in all material respects pertaining to the license activities and revenues of Buyer relating to Darwin and the license revenues from its distributors (including the Relative Value Percentage for each application or product into which Darwin has been embedded or incorporated) to the extent such records are required in the ordinary course of Buyer's business or in accordance with GAAP principles. No more than once during any twelve (12) month period, Seller, at Seller's sole expense, shall be entitled to employ an independent Certified Public Accountant who is not compensated based on the results of the audit, and who is acceptable to Buyer (which acceptance shall





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not be unreasonably withheld), to inspect such books of account and records upon reasonable notice to Buyer, and at a reasonable time during normal business hours for the purpose of verifying the fees payable to Seller pursuant to this Agreement. Unless necessary to establish Seller's right to payment of the Purchase Price payable hereunder, Seller's auditor shall hold all information obtained in strict confidence; shall not disclose such information to any other person or entity without Buyer's prior written consent; and shall not disclose to Seller any information regarding Buyer's business other than any noncompliance by Buyer with the fee payment provisions hereof.

         2.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets as provided in SCHEDULE 2.7 to be prepared by Buyer for purposes of complying with the requirements of Section 1060 of the Code and the regulations thereunder. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental Internal Revenue Service Forms 8594 (and corresponding state tax forms) consistent with Buyer's allocation of the Purchase Price. If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.

3.       CLOSING

         3.1 CLOSING. Subject to the terms and conditions of this Agreement, the Closing shall take place on such date, as soon as practicable after all conditions precedent in Sections 8 and 9 have been satisfied or waived, as the parties may agree, but in any case no later than May 31, 1999.

         3.2 ACTIONS AT THE CLOSING. At the Closing, Seller shall deliver the Purchased Assets to Buyer, Buyer shall deliver the Initial Payment to Seller and deliver the Escrow Consideration to the Escrow Agent, and Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

                  (a) OTHER AGREEMENTS; ARRANGEMENTS. Seller shall deliver to Buyer a General Bill of Sale in mutually acceptable form and an Assignment and Assumption Agreement in mutually acceptable form (each an "ASSIGNMENT AND ASSUMPTION AGREEMENT") with respect to each Transferred Agreement assigned to Buyer, duly executed by Seller, assigning to Buyer all of Seller's right, title and interest in and to the Assets.

                  (b) PURCHASE PRICE. Buyer shall deliver the Initial Payment to the Seller in accordance with Section 2.4 and the Escrow Consideration to the Escrow Agent in accordance with Sections 2.4 and 2.5.

                  (c) TITLE. Seller shall provide reasonable evidence of valid title to such of the Purchased Assets as Buyer may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Buyer.






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                  (d) THIRD PARTY CONSENTS AND ASSIGNMENTS. Seller shall
deliver to Buyer any assignments, and any required consents to assignment, that it has obtained in respect of the Transferred Agreements, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request, as well as written confirmation from such third parties that the Transferred Agreements are in good standing.

                  (e) SELLER DOCUMENTS. At the Closing, Seller shall deliver to Buyer any and all documents required to satisfy the conditions set forth in
Section 8 of this Agreement and any other closing documents reasonably requested by Buyer.

                  (f) BUYER DOCUMENTS. At the Closing, Buyer shall deliver to Seller any and all documents required to satisfy the conditions set forth in
Section 9 of this Agreement and any other closing documents reasonably requested by Seller.

                  (g) POST-CLOSING ACTIONS. Subsequent to the Closing Date, Seller shall, and shall cause any Affiliate of Seller to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to and vesting in Buyer of Seller's and any of Seller's Affiliates' right, title and interest in and to the Purchased Assets, free and clear of all Liens, in accordance with the terms of this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Seller Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Section 4 is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing the Buyer to enter into this Agreement. Seller represents and warrants to Buyer as follows:

         4.1 ORGANIZATION, STANDING AND POWER. Seller is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite corporate power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on the Business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Business. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Business.





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         4.2 AUTHORITY. The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors and, before the Closing, shall be duly authorized by the shareholders of Seller, and no other act or proceeding on the part of or on behalf of Seller or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

         4.3 EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

         4.4 CONSENTS AND APPROVALS OF GOVERNMENTAL ENTITIES. Other than the Governmental Authorizations there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

         4.5 NO VIOLATION. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity





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applicable to Seller or by which any properties or assets of Seller may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller from any Governmental Entity. No "bulk sales" legislation under any applicable Commercial Code applies to the transactions contemplated by this Agreement.

         4.6 CONSENTS. SECTION 4.6 of the Seller Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Seller requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each a "REQUIRED CONSENT").

         4.7 ASSETS GENERALLY.

                  (a) The Purchased Assets include all properties, tangible and intangible, and only such properties currently used by Seller in operating the Business and necessary for Buyer to market, license, implement, support, modify, enhance, upgrade and maintain the Purchased Assets in a manner substantially equivalent to the manner in which Seller has operated the Business prior to and through the Closing Date. Other than the Required Consents and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer to operate the Business and use the Purchased Assets in the manner in which Seller has operated the same.

                  (b) Seller holds good and marketable title, license or leasehold interest to all of the Purchased Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Purchased Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Purchased Assets free and clear of any Liens, and there exists no restriction on the use or transfer of the Purchased Assets. No Person other than Seller has any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties, except for Purchased Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such.

                  (c) None of the Purchased Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, Lien, or other title retention or security arrangement.

                  (d) Seller has not entered into any agreement that restricts Buyer's right to sell, resell, license or sublicense any of the Purchased Assets or engage in the Business nor, to Seller's Knowledge, (i) do any such restrictions exist or (ii) will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

                  (e) All of the Purchased Assets are in good operating condition and repair, as required for their use in the Business as presently conducted, reasonable wear and tear excepted, and conform to all applicable laws, except where the failure to so conform would not result in a Material Adverse Effect, and no notice of any violation of any law relating to any of the Purchased Assets or Assumed Liabilities has been received by Seller.





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

         4.8 INTELLECTUAL PROPERTY.

                  (a) Seller owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Rights material to the conduct of its Business as currently conducted, including without limitation all such Intellectual Property Rights registered in the name of Seller ("SELLER INTELLECTUAL PROPERTY"). Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property that it considers confidential, and to maintain in confidence all trade secrets and confidential information that it presently owns or uses, except where the failure to own, license or possess legally enforceable rights to use such Seller Intellectual Property would not, individually or in the aggregate, reasonably be expected to result in a material loss of benefits or a material loss to the Business.

                           (i) Section 4.8(a)(i) of the Seller Disclosure
Schedule lists, as of the date hereof, all patents and patent applications and all trademarks, registered copyrights, trade names and service marks owned by, or licensed exclusively to, Seller or any of its Affiliates and which are currently used in connection with the Business, including the jurisdictions in which each item of such Seller Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed.

                           (ii) Section 4.8(a)(ii) of the Seller Disclosure
Schedule lists all users of Darwin. Except as otherwise expressly set forth in this Agreement or the Seller Disclosure Schedule, neither Seller nor any of its Affiliates has granted to any person or entity, and no person or entity, other than Seller (including, without limitation, any independent contractors who have performed services related to the Business), holds any rights in any of the Seller Intellectual Property. Neither Seller nor any of its Affiliates has granted to any person or entity, and no person or entity, other than Seller (including, without limitation, any independent contractors who have performed services related to the Business), holds any licenses to use, practice, produce, distribute, license, sublicense or sell any of the Seller Intellectual Property. All of the authorized users of Darwin listed in the Seller Disclosure Schedule are authorized to use Darwin pursuant to non-exclusive object code licenses granted for use of Darwin (the "End-User Licenses").

                           (iii) Section 4.8(a)(iii) of the Seller Disclosure
Schedule lists, as of the date hereof, all written licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use any third Person Intellectual Property Rights, including software, opensource, freeware or shareware ("THIRD PERSON INTELLECTUAL PROPERTY") which is incorporated in Darwin or used in connection with the Business, or any material product or service currently under development ("EMBEDDED Products").

                           (iv) Section 4.8(a)(iv) of the Seller Disclosure
Schedule lists, as of the date hereof, all written agreements or other arrangements under which Seller has provided or agreed to provide source code of Darwin or any product used in the Business to any third Person.

                           Seller has made available to Buyer correct and
complete copies of all Patents (owned by Seller), and all licenses, sublicenses and agreements referred to in this Section 4.8(a), each as amended to date. Except for retail purchases of software, Seller is not a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 4.8 of the Seller Disclosure Schedule under the terms of this Section 4.8(a).

                  (b) With respect to each item of Seller Intellectual Property that Seller owns: (i) other than common law trademarks, and subject to such rights as have been granted by Seller under non-exclusive license agreements and joint development agreements entered into by Seller (copies of which have previously been made available or disclosed in writing to Buyer), Seller possesses all right, title and interest in and to such item; and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction that materially interferes with the conduct of the Business as currently conducted.

                  (c) Except as set forth in Section 4.8 of the Seller Disclosure Schedule, with respect to each item of Third Person Intellectual Property listed in Section 4.8(a)(iii): (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Seller, and, to Seller's Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) Seller is not in material breach or default thereunder, and, to Seller's Knowledge, no other party to such license, sublicense or other agreement is in material breach or default thereunder, and, to Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default by Seller or permit termination, modification or acceleration thereunder by the other party thereto; (iii) to Seller's Knowledge, the underlying item of Third Person Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Seller is a party or has been specifically named that materially interferes with the conduct of the Business as currently conducted, nor, to Seller's Knowledge, subject to any other outstanding judgment, order, decree, stipulation or injunction that materially interferes with the conduct of the Business as currently conducted.

                  (d) Except as set forth in Section 4.8 of the Seller Disclosure Schedule, as of the date hereof, Seller has not (i) been named in any suit, action or proceeding as to which it has been served with process which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third Person or (ii) received any written notice alleging any such claim of infringement or misappropriation. Seller has made available to Buyer correct and complete copies of all such suits, actions or proceedings or written notices. To Seller's Knowledge, except as set forth in Section 4.8 of the Seller Disclosure Schedule, the manufacturing, marketing, licensing or sale of the products or the performance of the services offered by Seller do not currently infringe, and have not infringed, any Intellectual Property Right of any third person (other than patent rights) or, to Seller's Knowledge, any patent rights of third parties; and, to the knowledge of Seller, none of Seller Intellectual Property rights are being infringed by activities, products or services of any third person.

                  (e) Except as set forth in Section 4.8 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby (including, without limitation, the incorporation of any technology covered by any Intellectual Property Rights in any product of Buyer or an Affiliate of Buyer) will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property Rights necessary or required for, or used in, the conduct of the Business as presently conducted and will not cause the forefeiture or termination of any such Intellectual Property Rights or in any way impair the right of Buyer or any of its affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any such Intellectual Property Right or portion thereof.

                  (f) Except for Embedded Products for which Seller has valid non-exclusive licenses which are disclosed in Section 4.8 of the Seller Disclosure Schedule and which are adequate for Seller's business as presently conducted, and except for usual and customary rights retained by the United States government with respect to Intellectual Property Rights developed under research contracts with the federal government (the "RETAINED FED RIGHTS"), Seller is the sole and exclusive owner or the licensee of, with all right, title and interest in and to all Seller Intellectual Property (free and clear of any liens or encumbrances), and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third Person in respect thereof) to the use and distribution thereof or the material covered thereby in connection with the services or products in respect of which Seller Intellectual Property is being used, except where the failure to have such rights would not reasonably be expected to result in a material loss of benefits or loss to the Business. To Seller's Knowledge, the United States government has never exercised, and Seller has no notice that the government intends to exercise, its rights to use or provide to others the use of the Retained Fed Rights with respect to any Seller Intellectual Property in a manner that would be material to Seller's non-governmental Business. The Retained Fed Rights do not materially interfere with the conduct of the Business.

                  (g) Seller has made available to Buyer copies of Seller's standard forms of End-User Licenses. Except as disclosed in Section 4.8 of the Seller Disclosure Schedule (which describes the material variations from the standard form of End-User License), as of the date hereof, Seller has not entered into any End-User Licenses which contain terms materially different than as set forth in the standard forms of such agreements made available to Buyer.

                  (h) Seller has taken reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and its property rights in, all Seller Intellectual Property. All officers, employees and consultants of Seller who have access to proprietary information or Seller Intellectual Property have executed and delivered to Seller an agreement regarding the protection of proprietary information and the assignment to Seller of all Intellectual Property Rights arising from the services performed for Seller by such persons. To Seller's Knowledge, no current or prior officers, employees or consultants of Seller claim any ownership interest in any Seller Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to Seller, or otherwise. Except as set forth in Section 4.8 of the Seller Disclosure Schedule and except for the Embedded Products, all Seller Intellectual Property has been developed by employees or consultants of Seller (or its predecessor), within the course and scope of their employment or consulting agreement.

                  (i) No government funding or university or college facilities were used in the development of Darwin and Darwin was not developed pursuant to any contract or other agreement with any person or entity except pursuant to contracts or agreements listed in Section 4.8 of the Seller Disclosure Schedule.

                  (j) Section 4.8 of the Seller Disclosure Schedule lists all warranty claims (including any pending claims) related to Darwin and the nature of such claims, except for customary product support and maintenance, that are pending or were made within the past twelve months. Except as set forth in
Section 4.8 of the Seller Disclosure Schedule, Seller has not made any material oral or written representations or warranties with respect to its products or services.

                  (k) Except as set forth in Section 4.8 of the Seller Disclosure Schedule, Seller has not been in violation of, and is in compliance with, the Export Administration Act of 1979, as amended, and all regulations promulgated thereunder.

                  (l) As part of the Seller Disclosure Schedule, Seller has provided Buyer a list (including names, addresses, contact names, telephone numbers as well as the termination date and next renewal date of the agreement), which is complete in all material respects, of all agreements or other arrangements pursuant to which Seller is obligated to provide support services (such agreements, as supplemented below, are referred to collectively as the "SUPPORT Agreements"). Except for the nonstandard support agreements specified in Section 4.8(l) of the Seller Disclosure Schedule (the "NONSTANDARD SUPPORT AGREEMENTS"), all of the Support Agreements are in all material respects in the form of the agreement identified as the Standard Support Agreement set forth in the Seller Disclosure Schedule (the "STANDARD SUPPORT AGREEMENT"). Neither the Standard Support Agreement nor any other agreement would obligate Buyer after the Closing Date to provide any improvement, enhancement, change in functionality or other alteration to the performance of Darwin. The versions of the products currently supported by Seller are set forth in the Seller Disclosure Schedule. Prior to the Closing, Seller will supplement the Seller Disclosure Schedule with any addresses, contact names and telephone numbers omitted from the initial Seller Disclosure Schedule to include: (i) all Standard Support Agreements entered into between the date hereof and the Closing; (ii) any Nonstandard Support Agreements which were inadvertently omitted from the Seller Disclosure Schedule and that do not, individually or in the aggregate, add to the Buyer's costs for the provision of support services, other than in a DE MINIMIS respect; and (iii) all Nonstandard Support Agreements that were entered into between the date hereof and the Closing with the written consent of the Buyer. Section 4.8(l) of the Seller Disclosure Schedule sets forth and indicates the agreements with source code escrow provisions relative to Darwin or other products used in the Business. Neither Seller nor its Affiliates has granted any third party the right to furnish support or maintenance services with respect to Darwin to any other third party.

                  (m) All fees to maintain Seller's rights in the Intellectual Property Rights, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property Rights due and payable on or before the Closing Date, have been paid by Seller.

         4.10 INVENTORIES. All of the Inventories are and will be items of a quality usable or salable in the ordinary and usual course of business. The value of the Inventories is set forth on Section 4.10 of the Seller Disclosure Schedule and reflects an inventory valuation policy of Seller which is consistent with industry practice and which is in accordance with GAAP, consistently applied.

         4.11 ACCOUNTS RECEIVABLE. All accounts receivable, notes receivable and other receivables included in the Purchased Assets as reflected on the Seller Disclosure Schedule are valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts less any reserves for doubtful accounts as reflected on the Seller Disclosure Schedule.

         4.12 LICENSES AND PERMITS. Seller does not hold, and is not required by any applicable law or regulation of any Governmental Entity to hold, any governmental licenses, registrations, permits or authorizations pertaining to the Purchased Assets or the conduct of the Business.

         4.13 EMPLOYEES.

                  (a) SCHEDULE 4.13 sets forth the names, home addresses, compensation levels, share option positions, if any, and job titles of all Employees. All employees, consultants, officers, directors and shareholders of Seller or any of Seller's subsidiaries or Affiliates that have had access to the Purchased Assets are parties to a written agreement (a "CONFIDENTIALITY AGREEMENT"), under which each such person or entity (i) is obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller may be concerned, or relate to or are connected with the Business, products or projects of Seller, or involve the use of the time, material or facilities of Seller, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller. To Seller's Knowledge, none of Seller's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Seller or, with respect to the Transferred Employees, Buyer with regard to the Business or the Purchased Assets or that would conflict with the Business or the Purchased Assets. To Seller's Knowledge, neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by its employees and consultants or, with respect to the Transferred Employees, by Buyer, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for Seller or, to the extent that it carries on the Business as the Business has been conducted prior to the Closing Date, for Buyer to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To Seller's Knowledge, none of Seller's employees, consultants, officers or directors who has had knowledge or access to information relating to the Purchased Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Purchased Assets by such previous employer which has resulted in Seller's access to or use of such proprietary items included in the Purchased Assets, and, to Seller's Knowledge, Seller will not gain access to or make use of any such proprietary items in the Business, except to the extent that any such activities would not have a Material Adverse Effect on the Purchased Assets or the Business.

                  (b) Seller is not a party to a collective bargaining agreement with any trade union, Seller's employees are not members of a trade union certified as a bargaining agent with Seller and no proceedings to implement any such collective bargaining agreement or certifications are pending.

                  (c) No present or former employee, consultant or contractor to Seller or any Seller Affiliate holds any rights of ownership in any Purchased Asset.

         4.14 EMPLOYEE BENEFIT AND COMPENSATION PLANS. Buyer will incur no liability with respect to, or on account of, and Seller will retain any liability for, and on account of, any employee benefit plan of Seller, any of its Affiliates or any predecessor employer of any employee, including, but not limited to, liabilities to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified," or to any employee as a result of termination of employment by Seller as contemplated by this Agreement. Seller has complied with all of its obligations (including obligations to make contributions) in respect of the pension funds of which its employees are members, there is no outstanding liability of Seller or any of its Affiliates to any such funds and all such funds are fully funded to meet all potential claims for benefits by any and all such employees and any former employee.

         4.15 COMPLIANCE WITH LAW. The operation of the Business has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

         4.16 ENVIRONMENTAL.

                  (a) Seller's operation of the Business and ownership of the Purchased Assets are, and have been, in compliance in all material respects with all applicable environmental laws, permit requirements, use restrictions, and waste control requirements, and no releases of any hazardous substance requiring notification to a Governmental Entity have occurred on or in the vicinity of any of the Purchased Assets or any plants, offices, land, manufacturing or other facilities currently or formerly owned, operated, leased, managed, used, controlled or occupied by Seller in connection with the Business (the "Facilities"); and no hazardous substances are used on or in the vicinity of any of the Purchased Assets or the Facilities, except in compliance in all material respects with applicable law. There is no environmental action, suit, proceeding or investigation pending, or, to Seller's Knowledge, threatened against or affecting any of the Purchased Assets or the Facilities which could materially and adversely affect the Business or the Purchased Assets or the Facilities, and no governmental entity has served upon Seller any notice claiming any outstanding violation of any environmental statute, ordinance or regulation or noting the need for any repair or redemption with respect to the Purchased Assets or the Facilities, requesting data or access, requiring testing or other investigation relating to environmental conditions, or requiring any change in the Purchased Assets or the Facilities or in Seller's means or methods of conducting the Business.

                   (b) For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any substance which is listed or otherwise defined as "hazardous" or "toxic" under applicable law; as well as any petroleum product or nuclear materials; and the term "APPLICABLE LAW" as used in this Section
4.16 shall include any local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials.

         4.17 LITIGATION; OTHER CLAIMS.

                  (a) There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of its officers, directors or shareholders, relating to the Business, the Purchased Assets or Seller's employees which are currently pending or, to Seller's Knowledge, threatened, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and no Governmental Entity has at any time challenged or questioned the legal right of Seller to manufacture, offer or sell any of its products or services in the present manner or style thereof.

                  (b) There are no grievance or arbitration proceedings pending or threatened, and there are no actual or threatened strikes or work stoppages with respect to the Business, the Purchased Assets or Seller's employees, nor is Seller aware of any basis for such proceedings or events.

         4.18 DEFAULTS. Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect on the Business or any of the Purchased Assets. There does not exist any default by Seller or, to Seller's Knowledge, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default, under any agreement entered into by Seller as part of the operations of the Business which could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets, and no notices of breach thereof have been received by Seller.

         4.19 SCHEDULES. The schedules describing the Purchased Assets are complete and accurate and describe the assets in the possession of, or used by Seller in connection with the Business. The property listed in such Schedules constitutes all of the tangible and intangible property necessary for the conduct by Seller of the Business.

         4.20 FULL DISCLOSURE. Seller is not aware of any facts pertaining to the Purchased Assets which affect the Business or the Purchased Assets in a materially adverse manner or which will in the future affect the Business or the Purchased Assets in a materially adverse manner. Neither this Agreement nor any other agreement, exhibit, schedule or officer's certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such document not misleading.

         4.21 BROKERS AND FINDERS. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

         4.22 BUSINESS. From December 31, 1998 to the date of this Agreement, there has not been any material adverse change in the Business, or in the condition, financial or otherwise, of the Business, or in the Purchased Assets, or any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected the Business or the Purchased Assets. As of the Closing Date, there shall have been no material adverse change in Seller's ability to operate the Business on the Closing Date as compared with such ability on the date of this Agreement.

         4.23 YEAR 2000. The current versions of Darwin, including, without limitation, any time-and-date-related codes, data entry features and internal subroutines thereof, are designed (a) to automatically accommodate the change in the date from December 31, 1999 to January 1, 2000 without negatively affecting Darwin's performance; and (b) to accurately accept, reflect and calculate all dates that are relevant to Darwin's performance, PROVIDED THAT all products (for example, hardware, software and firmware) used with the Purchased Assets properly exchange date data with the Purchased Assets.

         4.24 FAIR CONSIDERATION; NO FRAUDULENT CONVEYANCE. The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Based on the amount of the Initial Payment, at the time of transfer and obligation incurred under this Agreement, Seller will not be insolvent, as that term is defined under applicable fraudulent transfer law, and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets after the Closing.

         4.25 INSURANCE. The Seller Disclosure Schedule lists all insurance policies and fidelity bonds covering the Purchased Assets. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no threatened termination of, or material premium increase with respect to, any of such policies.

         4.26 BULK SALES LAW. Seller is not required to make any Bulk Sales Law filings in connection with the transaction contemplated in this Agreement or any agreements referenced in this Agreement.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         5.1 ORGANIZATION. Buyer is a corporation duly formed and validly existing under the laws of Delaware and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

         5.2 AUTHORITY. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Buyer, and no other act or proceeding on the part of Buyer or its stockholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

         5.3 EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

         5.4 CONSENT AND APPROVALS. There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for filings the failure of making which would not have a Material Adverse Effect on the transactions contemplated hereby.

         5.5 NO VIOLATION. Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, where such conflict, violation, breach, default or consent would have a Material Adverse Effect on the business or assets of the Buyer, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound where such violation would have a Material Adverse Effect on the business or assets of the Buyer.

6.       COVENANTS.

         6.1 ACCESS TO INFORMATION.

                  (a) Prior and subsequent to the Closing, Seller will permit Buyer to make a full and complete investigation of the Purchased Assets and to receive from Seller all information of Seller relating to the Purchased Assets or reasonably related to Seller's conduct of the Business, subject to the confidentiality obligations of Buyer prior to the Closing set forth in Section
6.18 hereof. Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Purchased Assets or reasonably related to Seller's conduct of the Business, subject to the confidentiality obligations of Buyer prior to the Closing set forth in Section 6.18 hereof, and allow Buyer and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review. This Section 6.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Seller shall maintain and make available the information and records specified in this
Section 6.1(a) in the ordinary course of Seller's business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

                  (b) At all times following the Closing, each party shall provide the other party (at such other party's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

         6.2 THIRD PARTY CONSENTS. Seller and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all Required Consents, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Buyer in the Purchased Assets.

         6.3 CERTAIN NOTIFICATIONS. At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 8 or Section 9 of this Agreement.

         6.4 COMMERCIALLY REASONABLE EFFORTS. Seller shall use commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Section 8 below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause the Transferred Agreements to be assigned to Buyer.

         6.5 SELLER'S CONDUCT OF THE BUSINESS PRIOR TO CLOSING. During the period from the date of this Agreement to the Closing Date, Seller will conduct the Business in its ordinary and usual course, consistent with past practice, and will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Business, to retain the employees associated with the Business, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships with the Business. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any material event involving the Business or the Purchased Assets. Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:

                  (a) will not sell, dispose of or encumber any of the Purchased Assets or license any Purchased Assets to any Person except for end-user, nonexclusive object code licenses entered into in the normal course of business consistent with past practice;

                  (b) will not engage in any special promotion which promotes the licensing of the Purchased Assets with highly discounted terms;

                  (c) will not enter into any agreements or commitments relating to the Business, except on commercially reasonable terms in the ordinary course of business of the Business;

                  (d) will comply in all material respects with all laws and regulations applicable to the Business;

                  (e) will not enter into any agreement with any third party for the distribution of any of the Purchased Assets;

                  (f) will not change, other than product development in the ordinary course of business, or announce any change to the products or services sold by the Business except with Buyer's written consent or at Buyer's request;

                  (g) will not willfully violate (and will use all commercially reasonable efforts not to otherwise violate), amend or otherwise change in any way the terms of any of the Contracts;

                  (h) will not commence a lawsuit related to or involving the Purchased Assets other than (i) for the routine collection of bills; (ii) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages, provided that Seller has obtained the prior written consent of Buyer, such consent not to be unreasonably withheld; or (iii) for a breach of this Agreement;

                  (i) will not assign, sell or otherwise convey to any third party, without obtaining Buyer's prior written consent, any of its accounts receivable prior to the Closing Date;

                  (j) will not create, incur or assume (i) any borrowings under capital leases, or (ii) any obligation which would in any material way affect the Business, the Purchased Assets or Buyer's ability to conduct the Business in substantially the same manner and condition as conducted by Seller on the date of this Agreement (provided, however, that Seller may continue to borrow money from its Affiliate New Valley Corporation under its existing line of credit with such corporation);

                  (k) will not change in any manner the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any employee;

                  (l) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Purchased Assets;

                  (m) will not acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business;

                  (n) will use reasonable efforts to assist Buyer in employing after the Closing Date those employees to whom offers of employment are made by Buyer, and will not (and will cause its Affiliates not to) solicit such employees to remain in the employ of Seller or any of its Affiliates after the Closing Date; and

                  (o) will not expand the use of the Purchased Assets within the organization of Seller.

         6.6 NO OTHER BIDS. Until the earlier to occur of (a) the Closing or
(b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of Seller, the Business or the Purchased Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise), or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the sale of all or any part of the Business or the Purchased Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise).

         6.7 TAX RETURNS. Seller shall, to the extent that failure to do so could adversely affect the Business or the Purchased Assets following Closing,
(a) continue to file in a timely manner all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete and shall be subject to the review and consent of Buyer which consent shall not be unreasonably withheld, and (b) be responsible for and pay when due any and all Taxes.

         6.8 POST-CLOSING ACCESS TO INFORMATION. If, after the Closing Date, in order properly to operate the Business or prepare documents or reports required to be filed with governmental authorities or Buyer's financial statements, it is necessary that Buyer obtain additional information within Seller's possession relating to the Purchased Assets or the Business, Seller will furnish or cause its representatives to furnish such information to Buyer to the extent it is available or can be obtained through commercially reasonable efforts. Such information shall include, without limitation, all agreements between Seller and any Person relating to the Business. Seller shall maintain and make available, or cause to be maintained and made available, the information and records specified in this Section 6.8 for a period of five (5) years after the Closing Date.

         6.9 POST-CLOSING COOPERATION. Seller agrees that, if reasonably requested by Buyer, it will cooperate with Buyer, at Buyer's expense, in enforcing the terms of any agreements between Seller and any third party involving the Business, including without limitation terms relating to confidentiality and the protection of Intellectual Property Rights. In the event that Buyer is unable to enforce its Intellectual Property Rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its Intellectual Property Rights in its own name. If such assignment still does not permit Buyer to enforce its Intellectual Property Rights against the third party, then Seller agrees to initiate proceedings against such third party in Seller's name, provided that Buyer shall be entitled to participate in such proceedings and; provided further that Buyer shall be responsible for the expenses of such proceedings.

         6.10 NO POST-CLOSING RETENTION OF COPIES. Immediately after the Closing, Seller shall deliver to Buyer or destroy copies of Purchased Assets in Seller's possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form.

         6.11 PUBLIC ANNOUNCEMENTS. On and prior to the Closing Date, Buyer and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits and schedules hereto) and the transactions contemplated herein. Neither Buyer nor Seller will make any public disclosure prior to the Closing or with respect to the Closing unless both parties agree on the text and timing of such public disclosure; PROVIDED, HOWEVER, that nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity.

         6.12 POST-CLOSING ACTIONS. Subsequent to the Closing Date, Seller shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Liens, in accordance with the terms of this Agreement.

         6.13 FUTURE AGREEMENTS. In the event Seller enters into any material agreement between the date of this Agreement and the Closing that relates primarily to the Business, at the request of Buyer, Seller agrees to include any such agreement within the Transferred Agreements.

         6.14 NON-COMPETITION AGREEMENT.

                  (a) In consideration of the Buyer entering into this Agreement, Seller undertakes that through a three (3) year period after the Closing Date and anywhere in the world (the "TERRITORY") neither it nor any Affiliate (other than the Affiliates listed on SCHEDULE 6.14 (A)) of it will:

                           (i) participate, assist or otherwise be directly or
indirectly involved or concerned, financially or otherwise, as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier or otherwise in any business or activity which is the same as or substantially similar to the Business or any material part of it (a "RESTRICTED BUSINESS");

                           (ii) solicit, canvass, induce or encourage directly
or indirectly any employee of Buyer to leave the employment of Buyer;

                           (iii) solicit, canvass, approach or accept any offer
from any person or entity who was at any time during the 24 months immediately preceding the Closing Date a customer or supplier of the Business with a view to establishing a relationship with or obtaining the patronage of that person or entity in a Restricted Business;

                           (iv) interfere or seek to interfere, directly or
indirectly, with any relationship between Buyer and any client, customer, employee or supplier of the Business.

                  (b) If any of the separate and independent covenants and restraints referred to in clause (a) of this Section 6.14 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any other separate and independent covenants and restraints.

                  (c) If any prohibition or restriction contained in clause (a) of this Section 6.14 is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if that activity was deleted or that period or area was reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

                  (d) Seller acknowledges that:

                           (i) the prohibitions and restrictions contained in
clause (a) of this Section 6.14 are reasonable and necessary; and

                           (ii) Seller has received valuable consideration for
agreeing to the covenants in clause (a) of this Section 6.14.

                  (e) Seller and Buyer acknowledge and agree that it will be difficult to compute the amount of damage or loss to Buyer if Seller violated any of their agreements under this Section 6.14, that Buyer will be without an adequate legal remedy if Seller violated the provisions of this Section 6.14, and that any such violation may cause substantial irreparable injury and damage to Buyer not fully compensable by monetary damages. Therefore, Seller and Buyer agree that in the event of any violation by Seller of this Section 6.14, Buyer shall be entitled (i) to recover from Seller monetary damages (subject to the limitations of Section 10 hereof), (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.

         6.15 PERMITS. Seller will assist Buyer in obtaining any licenses, permits or authorizations required for carrying on the Business but which are not transferable.

         6.16 TAXES. Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement.

         6.17 CONFIDENTIALITY. The Confidential Disclosure Agreement for Strategic Matters dated March 8, 1999 between Buyer and Seller is hereby incorporated by reference into this Agreement and shall survive any termination of this Agreement.

         6.18 REIMBURSEMENT FOR EXPENSES. Buyer agrees that it will reimburse Seller at Closing for an amount equal to Seller's costs and expenses relating to the Business and incurred in the ordinary course of business from and after the date which commences fourteen (14) calendar days after execution of this Agreement (such initial fourteen day period, the "Seller's Expense Period") and through the Closing; provided, however, that: (i) Buyer's obligations shall in no circumstances exceed an aggregate of $140,000 for each successive seven day period commencing after the Seller's Expense Period and ending on or before the Closing (provided that such maximum amount shall be prorated for any partial seven day period ending on or prior to the Closing); (ii) Buyer's obligations shall only apply with respect to expenses or costs that Seller can demonstrate by written evidence have been expended during such period (such payment obligation, the "Reimbursement Obligation"); (iii) the Reimbursement Obligation shall be limited to reimbursement for salary expense, payroll taxes, health, dental and general business insurance, telephone expense, temporary workers and consultants, travel and entertainment expense, service and maintenance expense, marketing expense, shipping expense, rental expense, and reasonable miscellaneous expenses not to exceed $7,000 in any seven day period commencing after the Seller's Expense Period; and (iv) Buyer shall have no obligation to pay such Reimbursement Obligation in the event this Agreement is terminated pursuant to Section 11 hereof. Seller shall deliver a certificate of the Chief Financial Officer and Chief Executive Officer certifying that the written evidence supporting the Reimbursement Obligation is true and correct as of the Closing Date.

         6.19 NO FUTURE IMPEDIMENT TO BUYER'S USE OF DARWIN. Seller will not enforce any Intellectual Property Rights obtained in the future so as to limit Buyer's use of Darwin, any new version of Darwin, or successor version of Darwin.

         6.20 POST-CLOSING TERMINATION OF CERTAIN NON-TRANSFERRED AGREEMENTS. As soon as practicable following the Closing, Seller agrees to terminate all agreements listed on Schedule 4.8(a)(ii) that are not Transferred Agreements or already expired pursuant to their terms.

         6.21 DELIVERY OF LICENSE AGREEMENTS. Seller shall use commercially reasonable efforts to deliver to Buyer, within 45 days following the Closing, license agreements, containing Buyer's standard terms, relating to purchase orders with the following customers: Axios Data Analysis Systems Corporation and Omnitel Pronto Italia S.p.A. Upon Buyer's review, and approval, such licenses shall be assigned to Buyer.

7.       EMPLOYEE MATTERS

         7.1  TRANSFERRED EMPLOYEES.

                  (a) OFFER OF EMPLOYMENT. Subject to and in accordance with the provisions of this Section 7, Buyer may offer employment to any or all of the employees who are employed by Seller in the Business as of the date of this

Agreement (the "EMPLOYEES"). Seller agrees that it will cooperate with Buyer to identify those employees of Seller who are necessary for the conduct the Business. Prior to the Closing, Buyer, after notice to Seller as to the timing and method of contact, shall have the right to contact any or all of the Employees for the purposes of making offers of employment with Buyer (or any Affiliate designated by Buyer) after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Upon Closing, Buyer (or any Affiliates designated by Buyer) shall hire those Employees to whom it has made an offer in accordance with this Section 7.1 and who accept such offer in the manner and within the time frame reasonably established by Buyer. Each such Employee who is employed by Seller on the Closing Date and who actually transfers to employment with Buyer (or any Affiliate designated by Buyer) at or after the Closing Date as a result of an offer of employment made by Buyer is hereafter referred to as a "TRANSFERRED EMPLOYEE." Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks. On a periodic basis following the date of this Agreement and prior to the Closing, Buyer shall advise Seller of its intentions with respect to the employees it desires to extend or has extended offers to and the general status of discussions with such employees. Notwithstanding such periodic disclosures made to Seller, Buyer shall not be obligated to hire any employee unless an offer of employment is subsequently made to, and accepted by, such employee; in addition, Buyer shall have no obligation to hire any employees of Seller after the Closing Date.

                  (b) TRANSITION. The employment by Seller of the Transferred Employees shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Buyer shall commence at 12:01 a.m. on the day after the Closing Date. The terms of employment with Buyer (or Buyer's Affiliates) shall be as mutually agreed to between each Transferred Employee and Buyer (or Buyer's Affiliate, as the case may be), subject to the provisions of this Section 7.1. Between the date of this Agreement and the Closing Date, Seller will provide each Transferred Employee with the same level of compensation as that currently provided by Seller. Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, stock or stock options or any other sums due to any Transferred Employee that accrued before the Closing Date. Seller will be fully responsible for all amounts payable to any employee, including (without limitation) all termination payments, redundancy compensation, severance pay, accrued vacation pay and other amounts payable in respect of the termination of employment of any employee in connection with the sale of the Purchased Assets to the Buyer. In addition, Seller will be fully responsible for all amounts owing to Transferred Employees prior to Closing.

                  (c) RETENTION OF EMPLOYEES PRIOR TO CLOSING. Seller agrees to use reasonable efforts to retain the Employees as employees of the Business until the Closing Date, and to assist Buyer in securing the employment after the Closing Date of those Employees to whom Buyer (or Affiliate designated by Buyer) makes or intends to make offers of employment under subsection (a) above. Seller shall not transfer any Employee to employment with Seller outside of the Business prior to the Closing or without the consent of Buyer. Seller shall notify Buyer promptly if, notwithstanding the foregoing, any Employee terminates employment with Seller after the date of this Agreement but prior to the Closing.

         7.2 COMPENSATION AND BENEFITS OF TRANSFERRED EMPLOYEES. Coverage for Transferred Employees under Buyer's compensation and benefit plans and other programs shall commence as of 12:01 a.m. on the day after the Closing Date. Buyer shall be free to establish its own employee benefit plans; Buyer shall have no obligation to offer benefit plans of the same type or with terms similar to or better than the terms of Seller's current employee benefit plans. To the extent permitted by Buyer's benefit programs, Buyer shall use reasonable efforts to give each Transferred Employee credit for such Transferred Employee's years of most recent continuous service with Seller (and its predecessor) for purposes of determining participation and benefit levels under all of Buyer's vacation policies and benefit plans and programs.

         7.3 OTHER EMPLOYEES OF THE BUSINESS. With respect to each employee of the Business as of the Closing Date who is not a Transferred Employee (each a "NON-TRANSFERRED EMPLOYEE"), Seller agrees to either terminate such Non-Transferred Employee's employment with Seller, effective prior to the Closing or offer such Non-Transferred Employee continued employment with Seller other than in the Business. Seller further acknowledges that the Non-Transferred Employees shall not be employees of Buyer after the Closing.

         7.4 NO RIGHT TO CONTINUED EMPLOYMENT OR BENEFITS. No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Seller or Buyer (or any Affiliate of Seller or Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, Buyer or any Affiliate of Seller or Buyer. Except as otherwise expressly provided in this Agreement, Buyer is under no obligation to hire any employee of Seller, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller whom Buyer chooses not to employ.

         7.5 NO SOLICITATION OR HIRE BY SELLER. For a period of one year after the Closing, Seller will not solicit any Transferred Employee for employment. For purposes of this Section 7.5, the term "solicit" shall not include the following activities by Seller: (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees; (ii) participation in any hiring fair or similar event open to the public not targeted at Buyer's employees; and (iii) use of recruiting or employee search firms that have been instructed by Seller not to target any Transferred Employee.

8.       CONDITIONS TO BUYER'S OBLIGATIONS

         The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

         8.1 REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE; CERTIFICATE.

                  (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

                  (b) Seller shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

                  (c) The conditions set forth in this Section 8 shall have been fulfilled or satisfied, unless otherwise waived in writing by Buyer; and

                  (d) Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in Sections 8.1(a), 8.1(b) and 8.1(c) above.

         8.2 CONSENTS. All Governmental Authorizations, Required Consents and consents required to transfer the Transferred Agreements to Buyer on the terms and conditions provided to Seller, without change as a result of the transfer to Buyer, shall have been obtained. The Required Consent provided by New Valley Corporation shall also contain an acknowledgment that the sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration.

         8.3 NO PROCEEDINGS OR LITIGATION.

                  (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

                  (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages or which may have a Material Adverse Effect on the Business or the Purchased Assets.

         8.4 DOCUMENTS. This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller at the Closing and all actions of Seller required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel and shall be in full force and effect.

         8.5 GOVERNMENTAL FILINGS. The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

         8.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition or results of operations of the Business on the Closing Date as compared with the date of this Agreement.

         8.7 EMPLOYEES. Buyer shall have received firm employment commitments from Employees that Buyer, in its sole discretion, deems to be sufficient in number, seniority and quality.

         8.8 LEGAL OPINIONS. Buyer shall have received a legal opinion from Hill & Barlow, legal counsel to Seller, dated the Closing Date, in a form satisfactory to Buyer.

         8.9 SHAREHOLDER APPROVAL. This Agreement and the transactions it contemplates shall have been approved and adopted by such vote of the holders of the outstanding shares of Seller's capital stock entitled to vote thereon as is required to approve such transactions, and shall have otherwise been approved as required by law and the charter documents of Seller.

         8.10 ESCROW AGREEMENT. Buyer and Seller shall have entered into an Escrow Agreement in substantially the form attached hereto as EXHIBIT A, and such agreement shall remain in full force and effect.

         8.11 RELEASE OF SECURITY INTERESTS. Buyer shall have received written evidence of the release of the following liens on the Purchased Assets: (i) New Valley Corporation's lien pursuant to the Revolving Line of Credit and Security Agreement dated January 26, 1999 and the Secured Promissory Note dated January 26, 1999 and (ii) EOP-New England Executive Park LLC's lien pursuant to the Office Lease Agreement, dated September 4, 1998.

         8.12 SUPPORT AGREEMENT. Buyer and Seller shall have entered into a Support Agreement in a form that is acceptable to both parties, and such agreement shall remain in full force and effect.

9.       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:

         9.1 REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE.

                  (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

                  (b) Buyer shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; and

                  (c) Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying to the matters set forth in Sections 9.1(a) and 9.1(b) above.

                  (d) Seller shall have received a legal opinion from Oracle in-house counsel, dated the Closing Date, substantially in the form attached hereto as SCHEDULE 9.1(D).

                  (e) This Agreement and the transactions it contemplates shall have been approved and adopted by such vote of the holders of outstanding shares of Seller's Series A preferred stock, $10.00 par value, entitled to vote thereon as is required to approve such transactions.

                  (f) Buyer shall have satisfied its Reimbursement Obligation.

         9.2 NO PROCEEDINGS OR LITIGATION.

                  (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

                  (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Purchased Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

         9.3 DOCUMENTS. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

         9.4 GOVERNMENTAL FILINGS. The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

10.      ESCROW AND INDEMNIFICATION

         10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue for a two (2) year period following the Closing Date (the "ESCROW TERMINATION DATE"); PROVIDED that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Escrow Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims, and PROVIDED, FURTHER, that representations, warranties and covenants relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants to be performed after the Closing Date shall continue indefinitely, except with respect to those covenants with specified terms which shall survive only for the term of such covenant.

         10.2 INDEMNIFICATION. Subject to the limitations set forth in this
Section 10, from and after the Effective Time, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer's Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities, fees (including without limitation reasonable attorneys' fees) and expenses (collectively, the "DAMAGES"), that any of the Indemnified Persons incurs or as to which any Indemnified Person has made a specific written claim for indemnification on or prior to the Escrow Termination Date as set forth in the Escrow Agreement, by reason of or in connection with (i) any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement, including any exhibits or schedules attached hereto and (ii) notwithstanding anything contained herein to the contrary, any claim, demand or cause of action relating to any Year 2000 time-and-date related codes, data entry features or any internal subroutines thereof with respect to any version of Darwin delivered to Omnitel Pronto Italia S.p.A. or MCI Telecommunications on or prior to the Closing Date in connection with (a) the Omnitel Pronto Italia S.p.A. Purchase Order, dated September 7, 1998, and its related license agreement, and (b) the MCI Telecommunications Software License Agreement, dated January 21, 1999. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer and net of any actual net tax refunds or reductions in taxes payable by Buyer as a result of the circumstances giving rise to the Damages.

         10.3 DAMAGES THRESHOLD. Notwithstanding the foregoing, Buyer may not receive any amount of the Escrow Consideration from the Escrow Fund unless and until a certificate signed by an officer of Buyer (an "OFFICER'S CERTIFICATE") identifying Damages in the aggregate amount in excess of $100,000 has been delivered to the Escrow Agent and such amount is determined pursuant to this

Section 10 to be payable, in which case Buyer shall receive Escrow Consideration equal in value to the full amount of such Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Seller shall be disregarded.

         10.4 ESCROW PERIOD. Subject to the following requirements, the Escrow Consideration (or such portion thereof as is required pursuant to the Escrow Agreement) shall be retained by the Escrow Agent until the Escrow Termination Date. Upon the Escrow Termination Date, the Escrow Agent shall deliver to the Seller all remaining Escrow Consideration PROVIDED, HOWEVER, that the amount of Escrow Consideration, which, in the reasonable judgment of Buyer, subject to the objection of the Escrow Agent, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the possession of the Escrow Agent until such claims have been resolved. As soon as all such claims have been resolved, any remaining Escrow Consideration not required to satisfy such claims shall be distributed to the Seller.

         10.5 METHOD OF ASSERTING CLAIMS. All claims for indemnification by the Buyer or any other Indemnified Person pursuant to this Section 10 shall be made in accordance with the provisions of the Escrow Agreement.

         10.6 RIGHT TO SET OFF. Indemnifiable amounts owed Buyer by Seller shall be, at Buyer's election, offset by or credited against future Earn-Out Payments owed by Buyer to Seller pursuant to Section 2.4.

         10.7 LIMITATION ON LIABILITY. Buyer hereby acknowledges that, from and after the Closing, its sole and exclusive remedy for any and all claims relating to a breach of a representation or warranty contained in this Agreement (except for claims involving fraud), shall be pursuant to the indemnification provisions set forth in this Section 10 and shall not exceed the aggregate of the Initial Payment, the Escrow Consideration, plus any Earn-Out Payments paid to Seller.

11.      TERMINATION.

         11.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                  (a)  By mutual written consent of Buyer and Seller;

                  (b) By either party, if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or steps taken to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets; or

                  (c) By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                  (d) By either party if the Closing does not occur by May 31, 1999.

         11.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by any or all of the parties pursuant to Section 11.1, written notice shall be given to each other party specifying the provision of
Section 11.1 pursuant to which such termination is made and this Agreement shall become void and there shall be no liability on the part of Buyer or Seller (or their respective officers, directors, partners or Affiliates), except as a result of any breach of this Agreement by such party. In the event that either party terminates this Agreement in breach of this Section 11 or breaches this Agreement in a manner that causes the other party to terminate this Agreement, the non-breaching party shall be entitled to an amount equal to One Hundred Thousand Dollars ($100,000) as liquidated damages in lieu of all claims, actions or remedies, at law or in equity, which such party may have against the breaching party arising out of such breach.

12.      MISCELLANEOUS.

         12.1 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 12.1 shall be binding upon the parties and their respective successors and assigns.

         12.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         12.3 GOVERNING LAW; JURISDICTION. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of San Mateo County, California with respect to disputes relating to this Agreement.

         12.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         12.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         12.6 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice, and (a) if to Buyer:

                  General Counsel
                  500 Oracle Parkway, Mailstop 5op7
                  Redwood Shores, CA 94065
                  Facsimile Number:  (650) 506-7114

with a copy to:

                  Donald M. Keller, Jr., Esq.
                  Venture Law Group
                  A Professional Corporation
                  2800 Sand Hill Road
                  Menlo Park, CA 94025
                  Facsimile Number:  (650) 233-8386

or (b) if to Seller:

                  Robert Doretti
                  Thinking Machines Corporation
                  1600 New England Executive Park
                  Burlington, MA 01803
                  Facsimile Number:  (781) 238-3450

with a copy to:

                  Charles Dougherty, Esq.
                  Hill & Barlow
                  One International Place
                  Boston, MA 02110
                  Facsimile Number:  (617) 428-3500

         12.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

         12.8 ENTIRE AGREEMENT. This Agreement and the documents referred to herein are the product of both of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

         12.9 ADVICE OF LEGAL COUNSEL. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

         12.10 INTERPRETATION. This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code
Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

         12.11 ABSENCE OF THIRD-PARTY BENEFICIARIES. No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement unless specifically provided otherwise herein, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

         12.12 EXPENSES. Each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, consulting, accounting and investment banking fees, whether or not such transactions are consummated.

                            [Signature pages follow]

         This Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.


                               ORACLE CORPORATION



                               By: /s/ Gary L. Bloom
                                   --------------------------------------------
                                   Name:  Gary L. Bloom

                                   Title: Executive Vice President,
                                          System Products Division


                               THINKING MACHINES CORPORATION



                               By: /s/ Robert L. Doretti
                                   --------------------------------------------
                                   Name: Robert L. Doretti
                                   Title: Chief Executive Officer and President

                                  SCHEDULE 2.4

                               EARN-OUT PAYMENTS

FOR PURPOSES OF SCHEDULE 2.4, THE "TARGET NET FEES" SHALL MEAN THE FOLLOWING NET FEES GENERATED IN THE TWELVE-MONTH PERIODS SET FORTH BELOW:


     TWELVE-MONTH PERIOD ENDED NOVEMBER 30,         TARGET NET FEES
     --------------------------------------         ---------------
     2000                                           $5 MILLION

     2001                                           $10 MILLION

     2002                                           $21 MILLION



EARN-OUT PAYMENTS.

     1. Subject to Buyer's right to offset the Earn-Out Payments in the event of Seller's breach of its representations, warranties or covenants under the Agreement (or agreements attached as Exhibits thereto), Buyer agrees to pay Seller the Earn-Out Payments set forth below in Section 2 based on Net Fees.

         (a) "NET FEES" shall mean (i) license fees recognized by Buyer in accordance with GAAP from its licensees and distributors for Darwin (including any New Releases or Natural Successors to Darwin made or developed after the Closing Date), net of any returns, adjustments, third party license fees (if any), shipping costs, or sales, use or other similar taxes paid or (ii) in the event that all or any portion of Darwin is embedded or incorporated into an application or other product of Buyer, the Relative Value Percentage multiplied by the license fees recognized by Buyer in accordance with GAAP from its licensees and distributors for such application or product, net of any returns, adjustments, third party license fees (if any), shipping costs, or sales, use or other similar taxes paid.

         (b) "NEW RELEASES" shall mean any releases of Darwin created on or after the Closing.

         (c) "NATURAL SUCCESSORS" shall mean any product that substantially replaces Darwin.

         (d) "RELATIVE VALUE PERCENTAGE" shall mean the percentage of relative value Darwin (or portion thereof) contributes to such product, when considering such product as a whole, as determined by Oracle's internal allocation procedures, provided such allocation reasonably reflects the relative value of Darwin to such product. For example, if it is determined that the Relative Value Percentage of Darwin, as embedded in an application is 5% of such application's total value, and the license fee for such application is $100, the Net Fees for such license would equal $5 (i.e. 5% x $100).

         (e) Seller understands and acknowledges that Oracle generally makes subsequent releases of its products available to licensees at no additional license fee, provided such licensee has ordered "Technical Support" for the relevant time period (a "Subsequent Release License"). Notwithstanding anything else contained in this Schedule 2.4, no Earn-Out Payments or other charge shall be payable by Oracle with respect to any Subsequent Release License provided as part of such Technical Support for any licenses of Darwin, New Releases and/or Natural Successors or any application or other product into which Darwin has been embedded or incorporated.

2. (a) EARN-OUT PAYMENTS. Provided that actual aggregate Net Fees EXCEED the Target Net Fees for the corresponding twelve-month period ending November 30, 2000 through November 30, 2002 (the "EARN-OUT PERIOD"), Buyer will pay Seller an earn out equal to 15% percent of the amount by which the actual Net Fees exceed the Target Net Fees for a specified twelve-month period. For example, if the Net Fees in the period ended November 30, 2001 equal $22 million, then, assuming no other adjustment, set off or credit is applicable, Seller would be entitled to receive an additional $1,800,000 (i.e. 15% x ($22M - $10M)). No Earn-Out Payments will be owed for any Net Fees recognized by Buyer after the Earn-Out Period.

     (b) All such payments shall be made within sixty (60) days following the end of each twelve-month period and shall relate to the amounts due with respect to each such completed twelve-month period. A written report showing the Net Fees for such twelve-month period and the calculation of the Earn-Out Payment shall accompany such payments. In addition, within 60 days after the end of each of Buyer's fiscal quarters, Buyer shall provide Seller with a written report showing the Net Fees for such quarter.

3. ALLOCATION OF NET FEES. In the event that Buyer or its distributors license Darwin with other Buyer products or services for a single price, Net Fees from such license shall equal the total Net Fees received by Buyer from the license multiplied by a fraction A/(A+B), where A equals the list price of Darwin licensed separately and B equals the list price of the other products or services, provided such allocation reasonably reflects the relative value of Darwin to the other Buyer products. For example, if Buyer licensed a set of products for a single price of $360 (after giving effect to a discount), where the list price of Darwin is $100, and the list price of all other products is $300, then Net Fees for that transaction shall equal $90 (i.e. 100/(100+300) x $360). If Darwin is bundled in a site license or package deal, and fees for Darwin are not distinguishable from fees for other Oracle products that are part of the site license or package deal, the Net Fees for Darwin shall be based on the fee allocation made by Oracle's internal procedures, provided such allocation reasonably reflects the relative value of Darwin to the other Oracle products.

4. MAXIMUM AGGREGATE PAYMENT. Notwithstanding anything to the contrary herein, the total aggregate Earn-Out Payments payable hereunder shall not exceed $20,300,000.